Exhibit 99.1

JPMorgan Chase
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

Release: IMMEDIATE

JPMorgan Chase Nominates Timothy Flynn to Board of Directors
William Gray and David Novak Will Not Seek Re-Election

New York City, March 27, 2012 - JPMorgan Chase and Co. (NYSE: JPM) today announced that its Board of Directors nominated Timothy P. Flynn, retired Chairman of KPMG International, for election as a director at the firm's annual meeting of shareholders on May 15, 2012. JPMorgan Chase also announced that directors William H. Gray III and David C. Novak will not seek re-election when their terms expire May 14.
"JPMorgan Chase is honored that Tim Flynn has agreed to be nominated as a director of the firm," said Jamie Dimon, Chairman and Chief Executive Officer. “At the same time, we will miss Bill Gray and David Novak, whose commitment to the firm and wise counsel over the years are deeply appreciated."
Mr. Flynn, 55, was Chairman of KPMG International from 2007 until his retirement in October 2011. He was also Chairman (2005 - 2010) and Chief Executive Officer (2005 - 2008) of KPMG LLP, the U.S. and largest individual member firm of KPMG International. He has extensive experience in financial services and risk management from 32 years with KPMG and its predecessors. Mr. Flynn served as Client Service Partner for some of KPMG's largest clients, including those in the financial services industry, and led a cultural transformation that made that firm one of Fortune's Top 100 Great Places to Work.
Mr. Flynn holds a bachelors degree in accounting from The University of St. Thomas, St. Paul, Minnesota and is a member of their Board of Trustees. He has previously served as a trustee of the Financial Accounting Standards Board, a member of the World Economic Forum's International Business Council, and a founding member of The Prince of Whales' International Integrated Reporting Committee.
Mr. Gray, 70, Chairman of Gray Global Strategies, Inc., former President and CEO of The College Fund/UNCF and former member of Congress, has served as a director since 2001 and as a director of The Chase Manhattan Corporation from 1992 to 2000.
Mr. Novak, 59, Chairman and Chief Executive Officer of Yum! Brands, Inc., has served as a director since 2004 and as a director of Bank One Corporation from 2001 to 2004. Mr. Novak is stepping down to singularly focus on the continued growth of Yum! Brands, Inc. and does not plan to join any other boards.
Mr. Novak served with distinction as Chairman of the firm's Corporate Governance & Nominating Committee and is succeeded in that role by William C. Weldon, Chairman & Chief Executive Officer of Johnson & Johnson. The Board will determine Mr. Flynn's board committees after his election.
About JPMorgan Chase & Co.
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.3 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
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Media contact: Jennifer Zuccarelli, 212-270-7433, jennifer.r.zuccarelli@jpmorgan.com